Exhibit 1




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Results of the Annual Shareholders Meeting of GPC Biotech AG on 31 August 2004

Item 2
Resolution regarding the discharge of Management Board members from liability (Entlastung) for their actions during the 2003 fiscal year. The Supervisory Board and the Management Board propose that the members of the Management Board be discharged from liability for their actions during the 2003 fiscal year.

Yea votes: 99.8341%

Item 3
Resolution regarding the discharge of the Supervisory Board members from liability (Entlastung) for their actions during the 2003 fiscal year

Yea votes: 99.5869%

Item 4
Resolution regarding the appointment of the auditor for the 2004 fiscal year

Yea votes: 99.9067%

Item 5
Resolution regarding the election of a new Supervisory Board member, James
Frates

Yea votes: 99.8945%

Item 6
Resolution regarding new rules for the cash remuneration of members of the Supervisory Board

The counter proposal of shareholder Christian Strenger was voted on first (as announced).

Yea votes: 99.7113%

Item 7
Resolution regarding the authorization to issue convertible bonds and the creation of conditional capital for the issuance of conversion rights to members of the management bodies and executives (Fuhrungskrafte) of the Company and its affiliated subsidiary companies (nachgeordnete verbundene Unternehmen) in Germany and abroad; amendment of the Articles of Association

Yea votes: 99.7087%





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* The German language version of this invitation is the only legally binding version. The English translation is provided for convenience only.



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Item 8
Resolution regarding the issuance of stock options to members of the management bodies as well as to employees of the Company and affiliated subsidiary companies in Germany and abroad (2004 Stock Option Plan), the creation of an additional conditional capital; amendment of the Articles of Association

Yea votes: 99.7379%

Item 9
Resolution regarding the creation of a new Authorized Capital 1/2004; amendment of the Articles of Association

Yea votes: 99.7598%


Item 10
Resolution regarding the creation of a new Authorized Capital 11/2004; amendment of the Articles of Association

The counter proposal of shareholder Christian Strenger was voted on first (as announced).

Yea votes: 99.7451%